Exhibit 5.1

January 27, 2020

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York 14203

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Athenex, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) registering the resale by selling stockholders of up to 3,945,750 shares (the “Resale Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Resale Shares were validly issued, fully paid and are non-assessable.

Athenex, Inc.

January 27, 2020

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP